Exhibit 99.1

              Worthington Reports First Quarter Results


    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 25, 2007--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three months ended August 31, 2007.

(U.S. dollars in millions, except per share data)

                                           1Q2008    4Q2007     1Q2007
                                        --------- --------- ----------
Net sales                                  $759.0    $786.6     $778.7
Operating income                             20.0      41.7       54.7
Equity income                                15.0      16.7       18.3
Net earnings                                 20.2      38.2       43.2
Earnings per share                          $0.24     $0.45      $0.48

EBITDA (a)                                  $49.6     $71.4      $87.6

    (a) Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

    First Quarter 2008 Highlights

    --  Quarterly net sales and operating income in the Pressure
        Cylinders segment represented a first quarter record of $136.6 million and $18.0 million, respectively.

    -- Cash dividends received from joint ventures totaled $14.7 million for the quarter.

    -- Cash provided by operating activities was $74.8 million for the first quarter of fiscal 2008. Capital expenditures were $16.5 million for the same period.

    -- Dividends paid to shareholders totaled $14.5 million for the quarter. At quarter end, the dividend yielded a 3.2% annualized return.

    -- During the first quarter, the company repurchased 4.2 million common shares, reducing total outstanding shares to 81.0 million at quarter end.

    -- The ratio of total debt to capitalization was 27.9% at quarter end, unchanged from the year ago time period.

    Consolidated Results

    For the first quarter, net sales were $759.0 million, compared to $778.7 million for the first quarter of fiscal 2007, a decline of 3%. First quarter net earnings of $20.2 million, or $0.24 per diluted share, fell 53% from first quarter 2007 net earnings of $43.2 million, or $0.48 per diluted share.

    First quarter 2008 earnings included $3.8 million in severance-related costs which had a negative impact of $0.03 on reported earnings per share. The severance charges were associated with a reduction of 63 employees, 44 of whom have taken advantage of a voluntary retirement offer and will be retiring by October 31, 2007.

    "We are focused on implementing actions throughout the company that position us to increase our operating margins and drive shareholder value," said John McConnell, Chairman and CEO of Worthington Industries. "Our company has always believed in lean and efficient operations. The early retirement packages and the consolidation of metal framing locations are initial steps that we have taken to enhance our performance. Efforts to reduce costs are continuing across the company and we remain comfortable with our announced target of $35 million to $40 million of annual savings once the initiatives are fully implemented and one-time charges are taken," McConnell added.

    Quarterly Segment Results

    In the Steel Processing segment, quarterly net sales fell 11%, or $45.1 million, to $355.9 million from $401.0 million in the comparable quarter of fiscal 2007. The decline in net sales was the result of lower average pricing (down 2%), due to a greater mix of tolling business, and lower volumes (down 9%) relative to the prior year. Operating income decreased because of the combination of lower volumes and a narrower spread between selling prices and material costs compared to the first quarter of fiscal 2007.

    In the Metal Framing segment, net sales decreased 7%, or $14.3 million, to $198.1 million from $212.3 million in the comparable quarter of fiscal 2007. Average selling prices fell 12%, more than offsetting an overall volume increase of 5%. Product mix worsened in the quarter as volumes increased in lower margin product lines and decreased significantly in higher margin lines, many of which serve the residential housing sector. The much narrower spread between lower selling prices and higher material costs resulted in an operating loss for the quarter.

    In the Pressure Cylinders segment, net sales increased 12%, or $15.1 million, to $136.6 million from $121.5 million in the comparable quarter of fiscal 2007. Increased volumes across most product lines in North America and Europe led to an increase in operating income from the prior year.

    Worthington's joint ventures added significantly to first quarter results. Equity in the net income of six unconsolidated affiliates totaled $15.0 million for the quarter, compared to a record $18.3 million in the year ago quarter. While profitability at the WAVE joint venture continued to be very good, it was down from last year's record quarter, and several automotive-related joint ventures were impacted by weakness in that end market.

    Cost Reduction Initiative

    As part of the company's ongoing program to reduce its cost structure, the following steps have been taken or announced which are expected to result in $20 million in annual savings once fully implemented:

    1. An early retirement program resulted in 44 retirements and $2 million in annual run rate savings beginning November 1, 2007.

    2. Phase 1 of the SG&A reduction program has resulted in $2 million in savings in the first quarter of fiscal 2008. For fiscal 2008, annual savings are estimated at $9 million.

    3. Plant closures or downsizings at five metal framing facilities are expected to result in $9 million in annual savings once fully implemented. Possible charges will be recognized in the next few quarters as the facilities are closed or downsized. These restructuring charges are estimated at approximately $15 million for the five facilities and 165 employees that will be impacted. The plant closure process has begun and should be substantially completed by fiscal year end. The vast majority of the approximately $125 million in annual net sales of these locations is expected to be handled by the remaining 22 metal framing facilities.

    Other

    Share Repurchases

    During the first quarter, 4,180,200 shares were repurchased under a 10 million share authorization originally announced June 13, 2005, leaving a net authorized amount of approximately 1.4 million shares. Purchases may occur from time to time, on the open market or in private transactions with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.

    Dividend Declared

    On August 17, 2007, the board of directors declared a quarterly cash dividend of $0.17 per share payable September 29, 2007, to shareholders of record on September 15, 2007.

    Announcements

    On August 20, 2007, the company announced that its Worthington Steel Company had signed an agreement to acquire a 50% interest in Serviacero Planos. The joint venture became effective September 17, 2007, and will be known as Serviacero Worthington. It owns and operates the two existing Serviacero Planos steel service centers in Leon and Queretaro in central Mexico. Annual sales for the joint venture are expected to be $125 million initially.

    On August 20, 2007, the company also announced that its Worthington Steel Company had signed an agreement to form a joint venture with The Magnetto Group of Turin, Italy, to construct and operate a Class 1 steel processing facility in Kosice, Slovakia. The joint venture will be known as Canessa Worthington and operations are scheduled to begin early in calendar 2008.

    On September 25, 2007, the company announced a plan to close or downsize five metal framing facilities. The action is expected to result in annualized savings of $9 million. Restructuring charges related to the closures, including severance for affected employees, is projected at $15 million and will be recognized in the next few quarters.

    Conference Call

    Worthington will review first quarter results during its quarterly conference call tomorrow, September 26, 2007, at 8:30 a.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 67 manufacturing facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; targeted and expected savings through head count reductions, facility closures and other expense reductions; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.


                   WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share)

                                              Three Months Ended
                                                  August 31,
                                           ------------------------
                                               2007         2006
                                           ------------- ----------
Net sales                                      $758,955   $778,720
Cost of goods sold                              680,170    657,369
                                           ------------- ----------
    Gross margin                                 78,785    121,351
Selling, general and administrative expense      54,949     66,626
Restructuring charges                             3,832          -
                                           ------------- ----------
    Operating income                             20,004     54,725
Other income (expense):
    Miscellaneous expense                          (908)      (365)
    Interest expense                             (4,638)    (4,345)
    Equity in net income of unconsolidated
     affiliates                                  14,985     18,279
                                           ------------- ----------
    Earnings before income taxes                 29,443     68,294
Income tax expense                                9,275     25,067
                                           ------------- ----------
Net earnings                                    $20,168    $43,227
                                           ============= ==========


Average common shares outstanding - basic        84,063     88,765
                                           ------------- ----------
Earnings per share - basic                        $0.24      $0.49
                                           ============= ==========


Average common shares outstanding - diluted      85,001     89,415
                                           ------------- ----------
Earnings per share - diluted                      $0.24      $0.48
                                           ============= ==========


Common shares outstanding at end of period       81,034     88,817

Cash dividends declared per share                 $0.17      $0.17


-------------------------------------------

Reconciliation of net earnings to EBITDA
Net earnings                                    $20,168    $43,227
Interest expense                                  4,638      4,345
Income taxes                                      9,275     25,067
Depreciation & amortization                      15,486     14,931
                                           ------------- ----------
EBITDA                                          $49,567    $87,570
                                           ============= ==========


                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 August 31,  May 31,
                                                    2007       2007
                                                 ---------- ----------
Assets
Current assets:
  Cash and cash equivalents                         $78,686    $38,277
  Short-term investments                                  -     25,562
  Receivables, less allowances of $4,002 and
   $3,641 at August 31, 2007 and May 31, 2007       384,224    400,916
  Inventories:
    Raw materials                                   251,427    261,849
    Work in process                                  98,168     97,633
    Finished products                                95,567     88,382
                                                 ---------- ----------
      Total inventories                             445,162    447,864
  Assets held for sale                                4,546      4,600
  Deferred income taxes                              13,259     13,067
  Prepaid expenses and other current assets          40,328     39,097
                                                 ---------- ----------
    Total current assets                            966,205    969,383

Investments in unconsolidated affiliates             58,178     57,540
Goodwill                                            179,839    179,441
Other assets                                         36,694     43,553
Property, plant & equipment, net                    563,753    564,265
                                                 ---------- ----------
Total assets                                     $1,804,669 $1,814,182
                                                 ========== ==========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                 $284,309   $263,665
  Notes payable                                      87,000     31,650
  Accrued compensation, contributions to employee
   benefit plans and related taxes                   40,962     46,237
  Dividends payable                                  13,783     14,440
  Other accrued items                                46,880     45,519
  Income taxes payable                               18,249     18,983
                                                 ---------- ----------
    Total current liabilities                       491,183    420,494

Other liabilities                                    72,855     57,383
Long-term debt                                      245,000    245,000
Deferred income taxes                                88,554    105,983
                                                 ---------- ----------
    Total liabilities                               897,592    828,860

Minority interest                                    47,899     49,321
Shareholders' equity                                859,178    936,001
                                                 ---------- ----------
Total liabilities and shareholders' equity       $1,804,669 $1,814,182
                                                 ========== ==========


                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                    Three Months Ended
                                                        August 31,
                                                    ------------------
                                                      2007     2006
                                                    -------- ---------
Operating activities
Net earnings                                        $20,168   $43,227
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
  Depreciation and amortization                      15,486    14,931
  Restructuring charges                               3,832         -
  Provision for deferred income taxes                 1,747       844
  Equity in net income of unconsolidated affiliates,
   net of distributions                                (285)  (10,660)
  Minority interest in net income of consolidated
   subsidiaries                                       1,998     1,616
  Net loss on sale of assets                          2,392       825
  Stock-based compensation                              934       791
  Excess tax benefits - stock-based compensation       (560)     (200)
Changes in assets and liabilities:
  Accounts receivable                                13,363     8,570
  Inventories                                         2,703   (87,535)
  Prepaid expenses and other current assets           1,718    (2,381)
  Other assets                                          207       494
  Accounts payable and accrued expenses              12,492   (72,611)
  Other liabilities                                  (1,362)   (1,628)
                                                    -------- ---------
Net cash provided (used) by operating activities     74,833  (103,717)
                                                    -------- ---------

Investing activities
  Investment in property, plant and equipment, net  (16,505)  (16,823)
  Acquisitions, net of cash acquired                      -   (31,150)
  Investment in unconsolidated affiliate                  -      (636)
  Proceeds from sale of assets                           46       884
  Sales of short-term investments                    25,562     2,173
                                                    -------- ---------
Net cash provided (used) by investing activities      9,103   (45,552)
                                                    -------- ---------

Financing activities
  Proceeds from short-term borrowings                55,350   123,090
  Proceeds from issuance of common shares             4,734     1,850
  Excess tax benefits - stock-based compensation        560       200
  Payments to minority interest                      (2,400)        -
  Repurchase of common shares                       (87,310)        -
  Dividends paid                                    (14,461)  (15,078)
                                                    -------- ---------
Net cash provided (used) by financing activities    (43,527)  110,062
                                                    -------- ---------

Increase (decrease) in cash and cash equivalents     40,409   (39,207)
Cash and cash equivalents at beginning of period     38,277    56,216
                                                    -------- ---------
Cash and cash equivalents at end of period          $78,686   $17,009
                                                    ======== =========


                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                            (In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

                                                   Three Months Ended
                                                       August 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Volume:
 Steel Processing (tons)                                810       896
 Metal Framing (tons)                                   174       166
 Pressure Cylinders (units)                          11,539    11,942

Net sales:
 Steel Processing                                  $355,854  $400,988
 Metal Framing                                      198,071   212,340
 Pressure Cylinders                                 136,598   121,511
 Other                                               68,432    43,881
                                                   --------- ---------
                  Total net sales                  $758,955  $778,720
                                                   ========= =========

Material cost:
 Steel Processing                                  $270,221  $297,875
 Metal Framing                                      145,501   130,186
 Pressure Cylinders                                  64,278    57,166

Operating income (loss):
 Steel Processing                                    $9,979   $20,797
 Metal Framing                                       (8,003)   17,781
 Pressure Cylinders                                  17,965    16,670
 Other                                                   63      (523)
                                                   --------- ---------
                  Total operating income            $20,004   $54,725
                                                   ========= =========


The following provides detail of the restructuring charges included in the operating income by segment presented above.

                                                   Three Months Ended
                                                       August 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

Pre-tax restructuring charges by segment:

 Steel Processing                                    $1,201        $-
 Metal Framing                                          882         -
 Pressure Cylinders                                       -         -
 Other                                                1,749         -
                                                   --------- ---------
                  Total restructuring charges        $3,832        $-
                                                   ========= =========

    CONTACT: Worthington Industries, Inc.
             Media:
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor:
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com
             or
             www.WorthingtonIndustries.com